Exhibit 99.1

Walter Industries, Inc.
PRESS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Mark Tubb
Jan. 6, 2008	Vice President - Investor Relations
813.871.4027
mtubb@walterind.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterind.com

WALTER INDUSTRIES, INC. ANNOUNCES CLOSURE OF JIM WALTER HOMES

- Clears Way for Last Step in Transformation into
Pure Play Natural Resources and Energy Company -

(TAMPA, Fla.) - Walter Industries, Inc. (NYSE: WLT) announced today the closure of its Jim Walter Homes subsidiary. Jim Walter Homes built more than 350,000 homes during its history, but has not been profitable in several years. The Company said it expects to record a pre-tax charge of approximately $8 - $10 million in the fourth quarter 2008 related to the closure of the business.

“The story of Jim Walter Homes began as World War II ended and soldiers came home to pursue the American Dream. Regrettably, it ends at a time when the fundamentals of the homebuilding industry have deteriorated in ways never seen before,” said Walter Industries Chairman Michael T. Tokarz.

Tampa entrepreneur Jim Walter founded Jim Walter Homes in November 1946, when he used $395 in savings to buy and sell his first “shell” home, for a profit of $300.  As a result of the success of Jim Walter Homes, Jim Walter was able to build a Fortune 500 conglomerate with businesses as diverse as mortgage financing, coal mining and ductile iron pipe manufacturing. The Company completed its spin off of Mueller Water Products, which encompassed its interest in the ductile iron pipe and water products businesses, in December 2006. Mueller Water Products continues to be listed on the New York Stock Exchange today.

For the last several years the Company has pursued a strategy to create shareholder value by concentrating on its core natural resources and energy-related businesses. The Company expects to complete this strategy when the planned spin off of the Company’s Financing business is completed in early 2009.

“Once we complete the separation of our Financing business, Walter Industries will be re-positioned as a “pure play” natural resources and energy company,” Tokarz said. “The businesses that comprised Walter Industries when we undertook this important strategy will soon exist independently as three publicly traded companies and, in the process, we will have created significant value for our shareholders.”

4211 W. Boy Scout Blvd.  |  Tampa, Florida 33607  |  Tel: 813.871.4811  |  Web site: www.walterind.com

Despite the efforts of Jim Walter Homes’ management and employees, including a major restructuring in 2008 that closed nearly half of the Jim Walter Homes’ sales centers, the business has remained challenged. Efforts to sell the business were unsuccessful in the face of the unprecedented conditions in the housing industry and tightness in the credit markets.

Approximately 230 people will be affected by the closure, including approximately 45 employees of the Jim Walter Homebuilding Group’s headquarters in Tampa.

Closed branches include: Albany, Ga.; Birmingham, Ala.; Alexandria, La.; Albuquerque, NM; Asheville, NC; Columbus, Miss.; Baton Rouge, La.; Beaumont, Texas; Cayce, SC; La Grange, Ga.; Bryan, Texas; Charleston, SC; Montgomery, Ala.; Hammond, La.; Cleveland, Texas; Fayetteville, NC; Muscle Shoals, Ala.; Hattiesburg, Miss.; Corpus Christi, Texas; Florence, SC; Columbia, Tenn.; Houma, La.; Ft. Worth, Texas; Jacksonville, Fla; Byhalia, Miss.; Laurel, Miss.; Houston; Panama City, Fla.; Oxford, Ala.; McComb, Miss.; N. San Antonio, Texas; Pensacola, Fla.; Phenix City, Ala.; Meridian, Miss.; Oklahoma City, Okla.; Savannah, Ga.; Tupelo, Miss.; Pearl, Miss.; Rosenberg, Texas; Tallahassee, Fla.; Tuscaloosa, Ala.; Shreveport, La.; Terrell, Texas and Tyler, Texas.

Those employees affected by this announcement will be eligible for unemployment compensation and are expected to receive severance benefits in line with Company policy.

The Company stressed that while sales efforts will cease immediately, Jim Walter Homes will meet all of its obligations to customers with homes in progress as the business is wound down. At Dec. 31, 2008, Jim Walter Homes had approximately 150 homes under construction.

Customers of Jim Walter Homes who have questions or concerns about a home under construction should call 1-800-925-8374, ext. 4444.

Tokarz added that Tampa will remain the headquarters for Walter Industries. The approximately 50 corporate employees are not affected by this announcement.

“Walter Industries has a long history in the Tampa community - a history we are excited to continue following our transformation,” he said.

Following the spin off, the Financing business, which will operate as Walter Investment Management, will also be based in Tampa.

About Walter Industries, Inc.

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. Walter Industries has annual revenues of approximately $1.4 billion and employs approximately 2,500 people. For more information about Walter Industries, please visit Walter Industries’ Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause Walter Industries’ or Hanover’s actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for Walter Industries’ and Hanover’s products as well as changes in costs and the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in Walter

Industries’ mining operations; changes in customer orders; pricing actions by Walter Industries’ and Hanover’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; further changes in the mortgage-backed capital markets; changes in general economic conditions; and the successful implementation and anticipated timing of any strategic actions and objectives that may be pursued, including the announced separation of the Financing business from Walter Industries and strategic alternatives that may be pursued related to Walter Industries’ Homebuilding business. In particular, the separation of Walter Industries’ Financing business is subject to a number of closing conditions which may be outside of Walter Industries’ control. Forward-looking statements made by Walter Industries’ in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by Walter Industries and Hanover about our respective businesses, including the Risk Factors described in Walter Industries’ 2007 Annual Report on Form 10-K, the Risk Factors described in Hanover’s 2007 Annual Report on Form 10-K, and each of Walter Industries’ and Hanover’s other filings with the Securities and Exchange Commission. Neither Walter Industries nor Hanover undertakes any obligation to update its forward-looking statements as of any future date.

- WLT -